UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 15, 2017 (November 14, 2017)

TECHCARE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-55680

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: (646) 380-6645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On November 14, 2017, TechCare Corp. (the “Registrant”), entered into a subscription agreement (the “Subscription Agreement”) with Y.M.Y Industry Ltd., an Israeli company controlled by Mr. Zvi Yemini, the chairman of the board of directors of the Registrant. Under the Subscription Agreement, the Registrant issued and sold to Y.M.Y Industry Ltd. 892,857 shares of common stock of the Registrant, par value $0.0001 per share, at a price per share of $0.224 for an aggregate consideration of US$200,000.

In addition, on November 14, 2017, the Registrant entered into an amendment (the “Amendment”) to that certain Advance Investment Agreement (the “Advance Investment Agreement”), dated October 17, 2017, entered between the Registrant , Y.M.Y Industry Ltd. and Traistman Radziejewski Fundacja Ltd., an Israeli company affiliated with Mr. Oren Traistman, a director of the Registrant. Pursuant to the Amendment, the bridge investment in the aggregate amount of US$250,000 provided to the Company under the Advance Investment Agreement was converted into 1,116,071 shares of common stock of the Registrant, par value $0.0001 per share, at a price per share of $0.224.

The above-referenced restricted shares represent in the aggregate 8.43% of the issued and outstanding stock capital of the Registrant immediately after the issuance.

The Registrant’s issuance of the above-referenced restricted shares, without registration under the Securities Act of 1933, as amended, was in reliance upon the exemptions contained in Regulation S promulgated by the United States Securities and Exchange Commission. The issuees are not “U.S. Persons,” as that term is defined in Rule 902 of Regulation S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/ Shlomi Arbel
Name:	Shlomi Arbel
Title:	Chief Executive Officer

Date: November 15, 2017